EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WindTamer Corporation
6053 Ely Avenue
Livonia, New York 14487

We consent to the use of our report dated February 13, 2009, in the Registration Statement on Form S-1, with respect to the balance sheets of WindTamer Corporation as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity, and cash flows for the years ended and for the period from date of inception (March 30, 2001) through December 31, 2008, and to the reference to us under the heading, “Experts”, in this Registration Statement.

/s/ Rotenberg & Co., llp

Rochester, New York
February 13, 2009